STATE  of  DELAWARE
CERTIFICATE  of  FORMATION
A  LIMITED  LIABILITY  COMPANY

          State of Delaware
          Secretary of State
       Division of Corporations
    Delivered 07:06 PM 06/16/2020
     FILED 07:06 PM 06/16/2020
SR 20205735138 - File Number 3078401


ARTICLE I.
The  name  of  this  limited  liability  company  is  VV  Markets,  LLC.
ARTICLE II.

Its registered office in the State of Delaware is to be located at 651 N. B
ROAD  ST.,  SUITE  206,  MIDDLETOWN  DE
19709. The registered agent in charge thereof is LEGALINC CORPORATE
 SERVICES  INC..
ARTICLE III.
The period of duration of the limited liability company shall be perpetual.
ARTICLE IV.

Series Limited Liability Company:
Notice  is  hereby  given  that  the  LLC  Agreement,
pursuant  to  Section  18
-215(b)  of  the
Delaware Limited Liability Company Act, the Company has or may establish one or more designated series and that the debts, liabilities, obligations and expens es incurred, contracted for or otherwise existing with respect to a particular series o f the Company shall be enforceable against the assets of such series only and not against the assets of the
Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities,
obligations and expenses incurred, contracted for or otherwise existing with respect to the
Company generally or any other series thereof shall be enforceable ag ainst the assets of such series.
I, the undersigned, for the purpose of forming a limited liability company under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herei n stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Formation on the da te below.


Dated:  June  16th,  2020

NANCY  LUNA,  Organizer